APARTMENT INCOME REIT CORP. announces closing of $1.4 Billion credit facility, first quarter 2021 leasing results, and IncreaseD 2021 Guidance

DENVER, COLORADO, April 14, 2021 – Apartment Income REIT Corp. (“AIR”) (NYSE: AIRC) today announced the closing of a new $1.4 billion credit facility, results from first quarter 2021 leasing activity, and increased 2021 guidance.

•	$1.4 Billion Credit Facility

On April 14, AIR closed a new $1.4 billion credit facility, providing four-to-five-year money at a current all-in cost of 1.6%. The new term loans refund the existing term loan with a current cost of 2.6%. The transaction lowers 2021 interest expense expectations by $2.5 million, increasing FFO by an equal amount or $0.015 per share. Because the use was refunding existing debt, AIR leverage remains unchanged.

•	Strong Recovery in Apartment Demand

The sustained improvements described below support AIR expectations that fourth quarter 2021 occupancy will return to pre-COVID levels and for a continued recovery in property operations. These expectations are further supported by positive leading indicators in AIR’s three most pandemic-affected markets of Philadelphia, Los Angeles, and the Bay Area. The expected recovery across the AIR portfolio is anticipated to provide accelerated growth in 2022 operating results.

•	Marketing Properties for Sale to Reduce Leverage

AIR expects to reduce leverage through the sale of properties forecasted to generate approximately $580 million in proceeds. AIR is now marketing for sale properties anticipated to generate approximately $350 million in proceeds and expects to complete the sales by late-summer. The additional $230 million in properties are expected to be sold in the fourth quarter. Based on the expected improvement in fourth quarter property income and the debt reduction described above, AIR anticipates fourth quarter leverage measured as leverage-to-EBITDA to approximate 6.3 times. AIR expects that in 2022 it will achieve its leverage-to-EBITDA target of under 6.0 times, primarily through the earn-in of 2021’s leasing activity.

•	Increased Guidance

Considering the benefit to FFO of increased rental income and lower interest expense together with the dilution of selling properties to reduce financial leverage, AIR narrowed and increased its 2021 FFO per share guidance from a range of $1.91 to $2.05 to a range of $1.96 to $2.06.

The Credit Facility

The facility is comprised of a $600 million revolving credit facility and $800 million of variable rate term loans.  Term loan proceeds are being used to extend the maturity of AIR’s current

$350 million term loan; to repay $213 million of property debt with a weighted-average interest rate of 3.7%; and to reduce borrowings on AIR’s revolving credit facility.  The $213 million property debt repayment increases by over $530 million AIR’s pool of properties unencumbered by debt – making the total pool approximately $2.9 billion.  The reduction of property level debt and the increase in unencumbered properties strengthen AIR’s investment grade balance sheet and enhance AIR’s ability to access the public bond market.

The $800 million of term loans are priced at a LIBOR spread of 100 basis points, with a LIBOR floor of 0.00%, 98 basis points lower than AIR’s previous term loan.  Borrowing costs under the new revolving credit facility are 10 basis points lower than under AIR’s previous facility. To further AIR’s environmental, social, and governance (“ESG”) initiatives, the facility allows for an additional one basis point margin reduction if certain ESG targets are achieved.  The term of the revolver ends April 14, 2025, with two six-month extension options.

The term loans mature on the following schedule:

•$150 million maturing on December 15, 2023 with two one-year extension options

•$300 million maturing on December 15, 2024 with a one-year extension option

•$150 million maturing on December 15, 2025

•$200 million maturing on April 14, 2026

The term loans were structured to maintain AIR’s balanced maturity ladder, and to also maximize flexibility through the ability to prepay freely and extend the maturity date of shorter duration loans.

The facility is held by 15 U.S. and International banks. The syndication was led by PNC Capital Markets LLC and Wells Fargo Securities, LLC and as Joint Bookrunners and Lead Arrangers.  PNC Bank, National Association acts as Administrative Agent and Sustainability Agent for the Facility and Wells Fargo Bank, National Association acts as Syndication Agent.  Bank of the West, Regions Capital Markets, and U.S. Bank National Association, act as Joint Lead Arrangers and Co-Syndication Agents. Bank of America, N.A., Citibank N.A, The Bank of Nova Scotia and TD Bank, N.A. are Co-Documentation Agents. J.P. Morgan Chase Bank, N.A., Peoples United Bank, N.A., Zions First National Bank, Associated Bank, National Association, Morgan Stanley Bank, N.A., and First Hawaiian Bank also participate in the Facility.

Chief Financial Officer Paul Beldin commented: “We are very pleased with the execution and great work by PNC and Wells Fargo. The syndicate was oversubscribed and includes five banks new to the AIR credit, a powerful endorsement of AIR’s focused business model with low leverage and low execution risk.”

First Quarter 2021 Leasing Results

First quarter 2021 leasing activity was better than expectations as the economic recovery continued in markets across the AIR portfolio. First quarter 2021 same store revenue decreased 5.7% from first quarter 2020 pre-COVID results, but increased 1.5% over the prior quarter, ahead of the assumptions underlying 2021 guidance provided in early February. The weighted average of signed lease changes has trended upwards for six consecutive months and became positive in March, up year-over-year by 0.4%.  “Signed Leases” are those executed during a reporting period and are therefore the best measure of current activity; “Transacted Leases” are those that became effective during a reporting period and are therefore the best measure of immediate effect on current revenues.

In the first quarter of 2021, AIR’s five healthiest markets were San Diego, Denver, Miami, Boston, and Washington, DC.  These markets, which represent about half of the AIR portfolio (as measured by revenue), together posted new lease rent increases of 1.8% for signed leases, renewal rent increases of 3.9% for signed leases, blended lease rent growth for signed leases of 2.9%, and average daily occupancy of 96.9%. In these markets, effective rents have fully recovered and are now 1% above their pre-COVID peak.

AIR’s more challenged markets also showed signs of continuing improvement:

•

In Philadelphia, Penn and Drexel have announced plans to be fully open and holding classes in-person for the fall semester.  Businesses are scheduling returns to the office: for example, Comcast anticipates a late-summer re-opening of its Center City office adjacent to AIR’s Sterling community.  Leasing pace in Philadelphia has been strong, 20% ahead of the first quarter of 2019.

•

In Los Angeles, first quarter average daily occupancy was 96.7%, a 170-basis point improvement from the fourth quarter of 2020.  California has now adopted (in SB 91) a legal framework that provides a path to resolution of long-dated delinquencies that, together with resident payment plans and restored creditor remedies, offers the prospect of pre-COVID levels of bad debt by later this year.

•

In the Bay Area, the San Mateo County submarket on the San Francisco Peninsula suffered as tech workers elected to work remotely, but its fundamental appeal based on proximity to Silicon Valley and Stanford University is unchanged. Google and Facebook have announced that their work forces are expected to return to their offices throughout the Peninsula. AIR’s Bay Area lease pace in the first quarter was up 50% from 2019, and occupancy in the market grew 200 basis points sequentially from the fourth quarter of 2020, resulting in first quarter 2021 average daily occupancy of 92.4%.

AIR Same Store Portfolio

Average Daily Occupancy and Signed Weighted Average Rent Changes
96.0%
95.5%
95.0%
94.5%
94.0%
93.5%
93.0%
92.5%
92.0%
91.5%
4.0%
2.0%
0.0%
-2.0%
-4.0%
-6.0%
-8.0%
-10.0%
-12.0%
93.3%
93.7%
94.4%
95.1%
95.4%
95.7%
95.6%
-9.5%
-9.7%
-8.7%
-6.1%
-3.5%
-3.2%
0.4%
Sep 2020
Oct 2020
Nov 2020
Dec 2020
Jan 2021
Feb 2021
Mar 2021

Keith Kimmel, President of AIR Property Operations, comments: “The sustained improvement described above supports my optimism, announced on  our February earnings call, that by year end portfolio occupancy will be restored to pre-COVID levels, providing a solid base for accelerated growth in 2022 as rents return to trend.”

Property Sales

AIR expects to reduce leverage through the sale of properties anticipated to generate approximately $580 million in proceeds. Chief Investment Officer Conor Wagner comments: “Buyer interest is strong. We expect to complete the selling process on the first group of properties by late-summer and the remainder in the fourth quarter, with the proceeds from both applied to debt reduction.”

Leverage

Based on the improvement in expected fourth quarter property income and the property sales both described above, AIR expects fourth quarter leverage measured as leverage-to-EBITDA to approximate 6.3 times. In 2022, AIR expects to achieve its target leverage-to-EBITDA of under 6.0 times through the earn-in of 2021’s leasing activity.

Guidance

With expectations of higher rental income and lower interest expense, as well as expected property sales to reduce financial leverage, AIR narrowed and increased its 2021 FFO per share guidance from a range of $1.91 to $2.05 to a range of $1.96 to $2.06. AIR guidance should be viewed as the current best estimates for the ranges for expected outcomes. Please consider these ranges carefully and avoid over reliance on their mid-points. AIR’s updated guidance ranges are summarized below:

($ Amounts represent AIR Share)	FULL YEAR 2021	PREVIOUS FULL YEAR 2021
Pro forma FFO per share	$1.96 to $2.06	$1.91 to $2.05

Same Store Operating Components of Nareit FFO
Revenue change compared to prior year	(1.50%) to 0.50%	(3.00%) to (0.20%)
Expense change compared to prior year	3.20% to 2.80%	3.75% to 2.75%
NOI change compared to prior year	(3.40%) to (0.40%)	(5.60%) to (1.40%)

About AIR

AIR is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 99 communities in 12 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Contact

Conor Wagner

SVP, Chief Investment Officer

(303) 691-4498

investors@aircommunities.com

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2021 results, including but not limited to: Nareit FFO, Pro forma FFO and selected components thereof; expectations regarding the timing and pricing of sales of AIR apartment communities and the use of proceeds thereof; and AIR liquidity and leverage metrics. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties that could cause actual results to differ materially from our expectations include, but are not limited to: the effects of the coronavirus pandemic on AIR’s business and on the global and U.S. economies generally, and the ongoing, dynamic and uncertain nature and duration of the pandemic, all of which heightens the impact of the other risks and factors described herein, and the impact on entities in which AIR holds a partial interest, and the impact of the lockdown on AIR’s residents, commercial tenants, and operations; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions and dispositions; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; AIR’s ability to maintain current or meet projected occupancy, rental rate and property operating results; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by AIR; Aimco’s and AIR’s relationship with each other after the business separation; the ability and willingness of Aimco and AIR and their subsidiaries to meet and/or perform their obligations under any contractual arrangements that were entered into among the parties in connection with the business separation and any of their obligations to indemnify, defend and hold the other party harmless from and against various claims, litigation and liabilities; and the ability to achieve some or all the benefits that we expect to achieve from the business separation; and such other risks and uncertainties described from time to time in filings by AIR with the Securities and Exchange Commission.

In addition, AIR’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on AIR’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review AIR’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of AIR’s Annual Report on Form 10-K for the year ended December 31, 2020 and the other documents AIR files from time to time with the Securities and Exchange Commission. Readers should also carefully review the “Risk Factors” section of the registration statements relating to the business separation, that have been filed with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements.

These forward-looking statements reflect management’s judgment as of this date, and AIR assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.